Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – April 22, 2025

FVCBankcorp, Inc. Announces First Quarter 2025 Earnings;
Fifth Consecutive Quarter of Improved Profitability and Margin

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the first quarter of 2025.

First Quarter Selected Financial Highlights
•Net Income Increased 5% Compared to the Prior Quarter. Net income totaled $5.2 million, or $0.28 diluted earnings per share, for the quarter ended March 31, 2025, compared to net income of $4.9 million, or $0.26 diluted earnings per share, for the quarter ended December 31, 2024. Return on average assets for the quarter ended March 31, 2025 was 0.94%, an increase from 0.90% for the quarter ended December 31, 2024.
•Net Interest Margin Up 15% and Net Interest Income Improved 18%, Compared to the Year Ago Quarter. For the quarter ended March 31, 2025, net interest margin improved 6 basis points to 2.83% from 2.77% for the three months ended December 31, 2024, the fifth consecutive quarter of margin improvement, and increased 36 basis points, or 15%, compared to 2.47% for the first quarter of 2024. Net interest income increased $2.3 million, or 18%, to $15.1 million for the first quarter of 2025, compared to $12.8 million for the year ago quarter ended March 31, 2024.
•Strong Credit Quality. Loans past due 30 days or more totaled $1.3 million at March 31, 2025, a decrease of $7.2 million, or 84%, from $8.4 million at December 31, 2024. Past due loans at March 31, 2025 were primarily consumer real estate secured. Nonperforming loans at March 31, 2025 decreased to $10.7 million, or 16%, from $12.8 million at December 31, 2024. Nonperforming loans to total assets decreased to 0.48% at March 31, 2025 from 0.58% at December 31, 2024. The Company recorded net recoveries of $139 thousand, or 0.03% to average loans, for the quarter ended March 31, 2025.
•Sound, Well Capitalized Balance Sheet. All of FVCbank’s (the “Bank”) regulatory capital components and ratios were in excess of thresholds required to be considered "well capitalized", with total risk-based capital to risk-weighted assets of 15.07% at March 31, 2025, compared to 14.73% at December 31, 2024. The tangible common equity ("TCE") to tangible assets ("TA") ratio for the Bank increased to 10.98% at March 31, 2025, from 10.87% at December 31, 2024. The Bank’s investment securities are classified as available-for-sale, and therefore the unrealized losses on these securities are fully reflected in the TCE/TA ratio.

For the three months ended March 31, 2025, the Company recorded net income of $5.2 million, or $0.28 diluted earnings per share, compared to net income of $1.3 million, or $0.07 diluted earnings per share, for the quarter ended March 31, 2024. During the first quarter of 2024, the provision for income taxes included $2.4 million related to the loss of the tax favored status of prior appreciation and related tax penalties associated with the Company's surrendered $48.0 million in bank-owned life insurance (“BOLI”) policies.

Commercial bank operating earnings (non-GAAP) exclude the above noted tax provision recorded for the BOLI surrender during 2024. Excluding this nonrecurring item, commercial bank operating earnings for the quarters ended March 31, 2025 and 2024 were $5.2 million and $3.7 million, respectively, an increase of $1.4 million, or 39%. Diluted commercial bank operating earnings per share (non-GAAP) for the three months ended March 31, 2025 and 2024 were $0.28 and $0.20, respectively.

The Company considers commercial bank operating earnings a useful comparative financial measure of the Company’s operating performance over multiple periods. Commercial bank operating earnings are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“For the quarter ended March 31, 2025, our annualized return on average assets increased to 0.94%, as our operating earnings increased 39% compared to the year ago quarter, demonstrating our ability to drive improved earnings, net interest margin, and efficiency, while we focus on expanding our customer base. We are committed to serving our customers and the businesses in our communities with relationship banking, including loans, deposits, and exceptional treasury management products and services, customizable for any industry. We are positioned to be opportunistic with our team’s expertise, responsiveness, commitment, and use of technology.”

Statement of Condition
Total assets were $2.24 billion at March 31, 2025 and $2.20 billion at December 31, 2024, an increase of $41.8 million.

Loans receivable, net of deferred fees, were $1.88 billion at March 31, 2025 and $1.87 billion at December 31, 2024, an increase of $11.9 million, or 3% on an annualized basis. During the first quarter of 2025, loan originations totaled $15.2 million with a weighted average rate of 8.13%, and were primarily comprised of commercial and industrial loans. Loan renewals totaled $78.7 million and had a weighted average rate of 7.83%. Loans that paid off during the first quarter of 2025 totaled $38.3 million and had a weighted average rate of 6.13%, and were primarily comprised of commercial real estate and construction loans. At March 31, 2025, the warehouse lending facility with Atlantic Coast Mortgage, LLC (“ACM”) increased $21.8 million to $44.2 million, with a weighted average yield of 6.35% for the quarter ended March 31, 2025.

Investment securities were $159.0 million at March 31, 2025 and $156.7 million at December 31, 2024. During the quarter ended March 31, 2025, investment securities increased $2.2 million, due primarily to a decrease in the portfolio’s unrealized losses totaling $4.6 million offset by principal repayments totaling $3.2 million.

Total deposits were $1.91 billion at March 31, 2025 and $1.87 billion at December 31, 2024, an increase of $36.0 million, or 8% on an annualized basis. Noninterest-bearing deposits were $367.1 million at March 31, 2025, or 19.3% of total deposits, and increased $1.5 million during the first quarter of 2025. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At March 31, 2025 and December 31, 2024, reciprocal deposits, which are mostly comprised of interest checking and savings accounts, totaled $328.8 million and $269.7 million, respectively, and are considered part of the Company’s core deposit base. Time deposits increased $26.8 million to $274.9 million during the first quarter of 2025. The Company continues to have consistent core deposit inflows at lower interest rates.

At March 31, 2025, wholesale funding totaled $299.9 million and had a weighted average rate of 3.44% (including $250 million in pay-fixed/receive-floating interest rate swaps at an average rate of 3.25%). Wholesale funding at March 31, 2025 includes wholesale deposits totaling $249.9 million and other borrowed funds totaling $50.0 million. For the quarter ended March 31, 2025, the cost of wholesale funding was 3.54% compared to a cost of 3.57% for the quarter ended December 31, 2024.

Shareholders’ equity at March 31, 2025 was $242.3 million, an increase of $7.0 million, or 3%, from December 31, 2024. Earnings for the quarter ended March 31, 2025 contributed $5.2 million to the increase in shareholders’ equity. Common stock issued during 2025 for stock options exercised contributed $429 thousand to shareholders’ equity. Accumulated other comprehensive loss decreased $1.4 million for the three months ended March 31, 2025, and was primarily related to the change in the Company’s other comprehensive income associated with its available-for-sale investment securities portfolio at March 31, 2025.

Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at March 31, 2025 and December 31, 2024 was $12.75 and $12.52, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at March 31, 2025 and December 31, 2024 was $13.94 and $13.80, respectively.

The Bank was well-capitalized at March 31, 2025, with total risk-based capital ratio of 15.07%, common equity tier 1 risk-based capital ratio of 14.07%, and tier 1 leverage ratio of 11.92%.

During the quarter ended March 31, 2025, the Company announced the extension of its share repurchase program that was initiated in 2020. Under the repurchase program, the Company may repurchase up to 1,300,000 shares of its common stock, or approximately 7% of its outstanding shares of common stock at December 31, 2024. The repurchase program will expire on March 31, 2026, subject to earlier termination of the program by the Company's Board of Directors.

Asset Quality
For the three months ended March 31, 2025, the Company recorded a provision for credit losses totaling $200 thousand, compared to none for the three months ended March 31, 2024. At March 31, 2025 and December 31, 2024, the allowance for credit losses (“ACL”) was $18.4 million and $18.1 million, respectively. The ACL to total loans, net of fees, was 0.98% at March 31, 2025, compared to 0.97% at December 31, 2024. The increase in the ACL was primarily attributable to the updated economic forecast used for the quantitative portion of the ACL calculation for the quarter ended March 31, 2025. The reserve for unfunded commitments and the ACL on loans combined at March 31, 2025 was 1.01% of total loans, net of fees. The Company recorded net recoveries of $139 thousand, or (0.03)% to average loans, for the three months ended March 31, 2025.

Nonperforming loans at March 31, 2025 totaled $10.7 million, or 0.48% of total assets, compared to $12.8 million, or 0.58% of total assets, at December 31, 2024. The decrease in nonperforming loans at March 31, 2025 is primarily due to a decrease in loans past due over 90 days at March 31, 2025. Total watchlist loans increased slightly to $15.4 million, or 6%, from $14.5 million at December 31, 2024. The Company had no other real estate owned at March 31, 2025 and December 31, 2024.

At March 31, 2025, commercial real estate loans totaled $1.01 billion, or 54% of total loans, net of fees, and construction loans totaled $165.7 million, or 9% of total loans, net of fees. Included in commercial real estate loans are loans secured by office properties totaling $121.9 million, or 6% of total loans, which are primarily located in the Virginia and Maryland suburbs of the Company’s market area, with $2.3 million, or 0.12% of total loans, located in Washington, D.C. Loans secured by retail properties totaled $244.9 million, or 13% of total loans, at March 31, 2025. Loans secured by multi-family properties totaled $158.9 million, or 8% of total loans, at March 31, 2025. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. The Company manages the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure, and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at March 31, 2025 (dollars in thousands).

Owner Occupied Commercial Real Estate				Non-Owner Occupied Commercial Real Estate				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Geographic Concentration	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	66%	6	$7,322	17%	1	$2,960	Counties of Fairfax and Loudoun, VA and Montgomery County, MD	—	$—	$10,282
Office, Class B	50%	26	9,861	44%	28	55,864		—	—	65,725
Office, Class C	49%	8	4,649	36%	8	1,812		1	848	7,309
Office, Medical	36%	7	1,060	44%	5	26,776		1	10,713	38,549
Subtotal		47	$22,892		42	$87,412		2	$11,561	$121,865	6%

Retail- Neighborhood/Community Shop		—	$—	43%	31	$86,204	Counties of Prince George's and Montgomery, MD and Fairfax County, VA	1	$5,561	$91,765
Retail- Restaurant	51%	7	6,113	43%	16	25,543		—	—	31,656
Retail- Single Tenant	56%	5	1,894	44%	17	34,206		—	—	36,100
Retail- Anchored,Other		—	—	51%	12	35,090		—	—	35,090
Retail- Grocery-anchored		—	—	41%	8	50,321		—	—	50,321
Subtotal		12	$8,007		84	$231,364		1	$5,561	$244,932	13%

Multi-family, Class A (Market)		—	$—	30%	2	$1,435	Washington, D.C., Baltimore City, MD and Richmond City, VA	1	$1,297	$2,732
Multi-family, Class B (Market)		—	—	65%	20	66,402		1	3,969	70,371
Multi-family, Class C (Market)		—	—	55%	58	72,698		1	997	73,695
Multi-Family-Affordable Housing		—	—	43%	5	12,071		—	—	12,071
Subtotal		—	$—		85	$152,606		3	$6,263	$158,869	8%

Industrial	47%	39	$62,641	46%	39	$122,197	Counties of Prince William and Fairfax, VA and Howard County, MD	1	$1,962	$186,800
Warehouse	50%	14	18,599	28%	7	9,117		—	—	27,716
Flex	45%	12	9,988	53%	14	56,156		3	792	66,936
Subtotal		65	$91,228		60	$187,470		4	$2,754	$281,452	15%

Hotels			$—	42%	9	$54,365		1	$7,761	$62,126	3%
Mixed Use	44%	10	$5,675	59%	32	$53,869		—	$—	$59,544	3%

Land			$—			$—		26	$60,859	$60,859	3%
1-4 Family construction			$—			$—		7	$45,986	$45,986	2%
Other (including net deferred fees)			$55,066			$59,888			$24,920	$139,874	7%

Total commercial real estate and construction loans, net of fees, at March 31, 2025			$182,868			$826,974			$165,665	$1,175,507	62%

At December 31, 2024			$188,182			$850,125			$162,367	$1,200,674	64%

(1) Loan-to-value is determined at origination date against current bank owned principal.
(2) Bank-owned principal is not adjusted for deferred fees and costs.
(3) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for Non-Owner Occupied at origination.
The loans shown in the above table exhibit strong credit quality, with one nonaccrual at March 31, 2025 totaling $10.2 million, which has a specific reserve totaling $462 thousand. During its assessment of the allowance for credit losses, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
For the quarter ended March 31, 2025, the Company recorded income of $141 thousand compared to a loss of $226 thousand for the quarter ended March 31, 2024, related to its investment in ACM. The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income.

Income Statement
The Company recorded net income of $5.2 million for the three months ended March 31, 2025 compared to net income of $1.3 million for the three months ended March 31, 2024, an increase of $3.8 million. Compared to the linked quarter, net income for the three months ended March 31, 2025 increased $265 thousand, or 5%, from $4.9 million for the three months ended December 31, 2024.

"Management continues to execute its growth strategy to increase loans incrementally with improved margin and core deposits, while leveraging technological investments to enhance the customer experience and improve efficiencies," said Patricia A. Ferrick, President of the Company.

Net interest income increased $2.3 million, or 18%, to $15.1 million for the quarter ended March 31, 2025, compared to $12.8 million for the same period of 2024, and increased $139 thousand, or 1%, compared to the linked quarter ended December 31, 2024. Compared to the year ago quarter ended March 31, 2024, the increase in net interest income for the first quarter of 2025 was primarily due to an increase in loan interest income as the loan portfolio reprices in this higher interest rate environment. Compared to the linked quarter, net interest income for the three months ended March 31, 2025 increased primarily as a result of a decrease in interest expense.

The Company's net interest margin increased 36 basis points to 2.83% for the quarter ended March 31, 2025 compared to 2.47% for the quarter ended March 31, 2024, and increased 6 basis points from 2.77% for the linked quarter ended December 31, 2024. The increase in net interest margin is a result of continued improvement in the cost of funding sources as the Company decreases interest rates on its various deposit products proportionately with any decrease in its yield on earning assets. Cost of funds decreased to 2.83% for the quarter ended March 31, 2025, a decrease from 2.97% for the quarter ended December 31, 2024, and a decrease from 2.95% for the year ago quarter ended March 31, 2024.

Compared to the year ago quarter, interest income increased $1.7 million, or 6%, to $28.6 million, for the first quarter of 2025 compared to the quarter ended March 31, 2024. Loan interest income increased $1.2 million, or 5%, to $26.6 million for the three months ended March 31, 2025, compared to $25.3 million for the three months ended March 31, 2024, as average loan yields increased during this same comparable period. The Company has actively managed its maturing commercial real estate loan portfolio and further diversified its loan mix toward commercial & industrial loans. Loan yields increased 19 basis points to 5.69% for the three months ended March 31, 2025 compared to 5.50% for the same period of 2024. The yield on earning assets increased 16 basis points to 5.31% for the three months ended March 31, 2025 compared to 5.15% for the same period of 2024. Compared to the linked quarter, the yield on earnings assets decreased 16 basis points from 5.47% for the quarter ended December 31, 2024, a result of the decrease in short-term interest rates from the fourth quarter of 2024.

Within twelve months of March 31, 2025, $88.8 million in fixed rate commercial loans with a weighted average rate of 5.40% and $21.9 million in variable rate commercial loans with a weighted average rate of 4.17% are expected to reprice. Within the following 24-36 months, $247.1 million in fixed rate commercial loans with a weighted average rate of 4.65% and an additional $114.9 million in variable rate commercial loans with a weighted average rate of 4.80% are scheduled to reprice, representing 24% of the current commercial loan portfolio. In the near term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide continued improvement in loan yields.

Interest expense decreased $530 thousand, or 4%, to $13.5 million, for the quarter ended March 31, 2025, compared to $14.0 million for the quarter ended March 31, 2024. On a linked quarter basis, interest expense decreased $862 thousand, or 6%, compared to the quarter ended December 31, 2024. Interest expense on deposits decreased $251 thousand to $12.8 million for the three months ended March 31, 2025 compared to the three months ended March 31, 2024, reflecting the decrease in short-term interest rates during the fourth quarter of 2024. On a linked quarter basis, interest expense on deposits decreased $779 thousand, or 6%, from $13.6 million for the quarter ended December 31, 2024. The cost of deposits (which includes noninterest-bearing deposits) for the first quarter ended March 31, 2025 was 2.78%, a decrease of 19 basis points from the previous quarter end, which demonstrates the Company's ability to grow its customer base while reducing deposit costs.

Interest expense on other borrowed funds for the quarter ended March 31, 2025 decreased $769 thousand, or 62%, to $468 thousand from $1.2 million, for the quarter ended March 31, 2024. Compared to the linked quarter ended December 31, 2024, interest expense on other borrowed funds decreased $73 thousand, or 13%, for the first quarter of 2025. The cost of interest-bearing liabilities for the first quarter of 2025 was 3.46% compared to 3.64% for the fourth quarter of 2024, a decrease of 18 basis points, and compared to a decrease of 22 basis points from 3.68% for the year ago quarter, demonstrating the Company’s ability to reprice funding costs downward simultaneously with federal funds rate decisions during 2024.

Noninterest income for the three months ended March 31, 2025 totaled $671 thousand compared to income of $395 thousand for the three months ended December 31, 2024, and $452 thousand for the three months ended December 31, 2024.

Fee income from loans was $77 thousand for the quarter ended March 31, 2025, compared to $49 thousand for the first quarter of 2024. Service charges on deposit accounts totaled $270 thousand for the first quarter of 2025, compared to $261 thousand for the year ago quarter. Income from BOLI decreased $120 thousand to $70 thousand for the three months ended March 31, 2025, compared to $190 thousand for the same period of 2024, a direct result of the Company's surrender of BOLI policies in the first quarter of 2024. Income from its minority interest in ACM increased $367 thousand to $141 thousand for the three months ended March 31, 2025, compared to a loss of $226 thousand for the same period of 2024, and a loss of $49 thousand for the linked quarter ended December 31, 2024.

Noninterest expense totaled $9.1 million for the quarter ended March 31, 2025, an increase of $508 thousand, or 6%, compared to $8.6 million for the year ago quarter ended March 31, 2024. On a linked quarter basis, noninterest expense increased $131 thousand, or 1%, from $9.0 million for the three months ended December 31, 2024, primarily due to an increase in salaries and benefits expense during the first quarter of 2025. Compared to the year ago quarter, salaries and benefits expense increased $252 thousand, or 6%, for the three months ended March 31, 2025. The increases in salaries and benefits expense is primarily a result of payroll taxes and other incentive accruals during the first quarter of 2025.

Internet banking and software expense increased $131 thousand to $825 thousand for the first quarter of 2025 compared to the year ago quarter ended March 31, 2024, primarily as a result of the implementation of enhanced customer software solutions at the end of 2023. Other operating expenses totaled $1.5 million for first quarter of 2025 compared to $1.4 million for the year ago quarter ended March 31, 2024, an increase of $128 thousand, which was primarily a result of an increase in loan workout expenses during the first quarter of 2025. The Company continues to identify and assess opportunities to reduce operating expenses.

The efficiency ratio for commercial bank operating earnings (non-GAAP) for the quarters ended March 31, 2025, December 31, 2024, and March 31, 2024, was 58.1%, 58.6%, and 65.4%, respectively. A reconciliation of the aforementioned efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.2 million and $3.2 million for the three months ended March 31, 2025 and 2024, respectively. The 2024 period included an additional $2.4 million which was associated with the Company’s surrender of BOLI policies in the first quarter of 2024.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.24 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that we serve could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that we provide and increases in loan delinquencies and defaults; the concentration of our business in and around the Washington, D.C. metropolitan area and the effects of changes in the economic, political, and environmental conditions on this market, including potential reductions in spending by the U.S. government and related reductions in the federal workforce; the impact of the interest rate environment on our business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in our liquidity requirements could be adversely affected by changes in our assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; the management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions that we do business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; our investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in our common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; potential exposure to fraud, negligence, computer theft and cyber-crime, and our ability to maintain the security of our data processing and information technology systems; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, or actions taken by the United States or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; and the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended,
	March 31, 2025	December 31, 2024	March 31, 2024
Selected Balances
Total assets	$2,240,797	$2,198,950	$2,182,662
Total investment securities	166,756	164,926	174,778
Total loans, net of deferred fees	1,882,133	1,870,235	1,852,746
Allowance for credit losses on loans	(18,422)	(18,129)	(18,918)
Total deposits	1,906,621	1,870,605	1,857,265
Subordinated debt	18,709	18,695	19,633
Other borrowings	50,000	50,000	57,000
Reserve for unfunded commitments	557	510	586
Total shareholders' equity	242,328	235,354	220,661
Summary Results of Operations
Interest income	$28,557	$29,281	$26,827
Interest expense	13,505	14,367	14,035
Net interest income	15,052	14,913	12,792
Provision for credit losses	200	—	—
Net interest income after provision for credit losses	14,852	14,913	12,792
Noninterest income - loan fees, service charges and other	460	431	408
Noninterest income - bank owned life insurance	70	71	190
Noninterest income (loss) on minority membership interest	141	(49)	(203)
Noninterest expense	9,133	9,002	8,625
Income before taxes	6,390	6,363	4,562
Income tax expense	1,225	1,463	3,222
Net income	5,165	4,900	1,340
Per Share Data
Net income, basic	$0.28	$0.27	$0.08
Net income, diluted	$0.28	$0.26	$0.07
Book value	$13.17	$12.93	$12.32
Tangible book value (1)	$12.75	$12.52	$11.90
Tangible book value, excluding accumulated other comprehensive losses (1)	$13.94	$13.80	$13.16
Shares outstanding	18,406,216	18,204,455	17,904,445
Selected Ratios
Net interest margin (2)	2.83%	2.77%	2.47%
Return on average assets (2)	0.94%	0.90%	0.25%
Return on average equity (2)	8.61%	8.37%	2.44%
Efficiency (3)	58.08%	58.58%	65.41%
Loans, net of deferred fees to total deposits	98.72%	99.98%	99.76%
Noninterest-bearing deposits to total deposits	19.26%	19.55%	21.22%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income reported above	$5,165	$4,900	$1,340
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	—	2,386
Adjusted Net Income, commercial bank operating earnings (non-GAAP)	$5,165	$4,900	$3,726
Adjusted Earnings per share - basic (non-GAAP commercial bank operating earnings)	$0.28	$0.27	$0.21
Adjusted Earnings per share - diluted (non-GAAP commercial bank operating earnings)	$0.28	$0.26	$0.20
Adjusted Return on average assets (non-GAAP commercial bank operating earnings)	0.94%	0.90%	0.69%
Adjusted Return on average equity (non-GAAP commercial bank operating earnings)	8.61%	8.36%	6.77%
Adjusted Efficiency ratio (non-GAAP commercial bank operating earnings)(3)	58.08%	58.62%	65.41%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	10.98%	10.87%	10.30%
Total risk-based capital (to risk weighted assets)	15.07%	14.73%	14.23%
Common equity tier 1 capital (to risk weighted assets)	14.07%	13.74%	13.18%
Tier 1 leverage (to average assets)	11.92%	11.74%	11.18%
Asset Quality
Nonperforming loans	$10,747	$12,823	$2,996
Nonperforming loans to total assets	0.48%	0.58%	0.14%
Nonperforming assets to total assets	0.48%	0.58%	0.14%
Allowance for credit losses on loans	0.98%	0.97%	1.02%
Allowance for credit losses to nonperforming loans	171.42%	141.38%	631.44%
Net charge-offs (recoveries)	$(139)	$937	$(30)
Net charge-offs (recoveries) to average loans (2)	(0.03)%	0.20%	(0.01)%
Selected Average Balances
Total assets	$2,201,982	$2,185,879	$2,159,463
Total earning assets	2,153,209	2,139,505	2,083,440
Total loans, net of deferred fees	1,866,593	1,875,328	1,840,887
Total deposits	1,868,514	1,851,402	1,786,678
Other Data
Noninterest-bearing deposits	$367,124	$365,666	$394,143
Interest-bearing checking, savings and money market	1,014,636	1,006,898	858,913
Time deposits	274,949	248,154	344,360
Wholesale deposits	249,912	249,887	259,849

(1) Non-GAAP Reconciliation
(Dollars in thousands, except per share data)
Total shareholders’ equity	$242,328	$235,354	$220,661
Goodwill and intangibles, net	(7,613)	(7,420)	(7,540)
Tangible Common Equity	$234,715	$227,934	$213,121
Accumulated Other Comprehensive Income (Loss) ("AOCI")	(21,886)	(23,266)	(22,473)
Tangible Common Equity excluding AOCI	$256,601	$251,200	$235,594

Book value per common share	$13.17	$12.93	$12.32
Intangible book value per common share	(0.42)	(0.41)	(0.42)
Tangible book value per common share	$12.75	$12.52	$11.90
AOCI (loss) per common share	(1.19)	(1.28)	(1.26)
Tangible book value per common share, excluding AOCI	$13.94	$13.80	$13.16
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	March 31, 2025	December 31, 2024	% Change Current Quarter	March 31, 2024	% Change From Year Ago

Cash and due from banks	$12,957	$8,161	58.8%	$6,936	86.8%
Interest-bearing deposits at other financial institutions	110,973	82,789	34.0%	73,598	50.8%
Investment securities	158,982	156,740	1.4%	167,061	(4.8)%
Restricted stock, at cost	7,774	8,186	(5.0)%	7,717	0.7%
Loans, net of fees:
Commercial real estate	1,009,842	1,038,307	(2.7)%	1,089,362	(7.3)%
Commercial and industrial	339,173	314,274	7.9%	241,752	40.3%
Commercial construction	165,665	162,367	2.0%	155,451	6.6%
Consumer real estate	314,971	325,313	(3.2)%	355,750	(11.5)%
Warehouse facilities	44,154	22,388	97.2%	4,812	817.6%
Consumer nonresidential	8,328	7,586	9.8%	5,619	48.2%
Total loans, net of fees	1,882,133	1,870,235	0.6%	1,852,746	1.6%
Allowance for credit losses on loans	(18,422)	(18,129)	1.6%	(18,918)	(2.6)%
Loans, net	1,863,711	1,852,106	0.6%	1,833,828	1.6%

Premises and equipment, net	814	858	(5.1)%	934	(12.8)%
Goodwill and intangibles, net	7,385	7,420	(0.5)%	7,540	(2.1)%
Bank owned life insurance (BOLI)	9,289	9,219	0.8%	9,011	3.1%
Other assets	68,912	73,471	(6.2)%	76,037	(9.4)%
Total Assets	$2,240,797	$2,198,950	1.9%	$2,182,662	2.7%

Deposits:
Noninterest-bearing	$367,124	$365,666	0.4%	$394,143	(6.9)%
Interest checking	617,845	623,811	(1.0)%	506,168	22.1%
Savings and money market	396,791	383,087	3.6%	352,745	12.5%
Time deposits	274,949	248,154	10.8%	344,360	(20.2)%
Wholesale deposits	249,912	249,887	—%	259,849	(3.8)%
Total deposits	1,906,621	1,870,605	1.9%	1,857,265	2.7%

Other borrowed funds	50,000	50,000	—%	57,000	(12.3)%
Subordinated notes, net of issuance costs	18,709	18,695	0.1%	19,633	(4.7)%
Reserve for unfunded commitments	557	510	9.2%	586	(4.9)%
Other liabilities	22,582	23,786	(5.1)%	27,517	(17.9)%

Shareholders’ equity	242,328	235,354	3.0%	220,661	9.8%
Total Liabilities & Shareholders' Equity	$2,240,797	$2,198,950	1.9%	$2,182,662	2.7%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2025	December 31, 2024	% Change Current Quarter	March 31, 2024	% Change From Year Ago

Net interest income	$15,052	$14,913	0.9%	$12,792	17.7%
Provision for credit losses	200	—	—%	—	—%
Net interest income after provision for credit losses	14,852	14,913	(0.4)%	12,792	16.1%

Noninterest income:
Fees on loans	77	43	79.1%	49	57.1%
Service charges on deposit accounts	270	285	(5.3)%	261	3.4%
BOLI income	70	71	(1.4)%	190	(63.2)%
Gain (loss) from minority membership interest	141	(49)	386.8%	(203)	169.2%
Other fee income	113	102	10.8%	98	15.3%
Total noninterest income	671	452	48.3%	395	69.8%

Noninterest expense:
Salaries and employee benefits	4,783	4,679	2.2%	4,531	5.6%
Occupancy expense	529	525	0.8%	522	1.3%
Internet banking and software expense	825	860	(4.1)%	694	18.9%
Data processing and network administration	619	690	(10.3)%	635	(2.5)%
State franchise taxes	596	589	1.2%	589	1.2%
Professional fees	242	233	3.9%	243	(0.4)%
Other operating expense	1,539	1,426	7.9%	1,411	9.1%
Total noninterest expense	9,133	9,002	1.5%	8,625	5.9%
Net income before income taxes	6,390	6,363	0.4%	4,562	40.1%
Income tax expense	1,225	1,463	(16.3)%	3,222	(62.0)%
Net Income	$5,165	$4,900	5.4%	$1,340	285.4%

Earnings per share - basic	$0.28	$0.27	3.7%	$0.08	250.0%
Earnings per share - diluted	$0.28	$0.26	7.7%	$0.07	300.0%
Weighted-average common shares outstanding - basic	18,295,268	18,204,455	0.5%	17,828,759	2.6%
Weighted-average common shares outstanding - diluted	18,466,509	18,493,616	(0.1)%	18,317,483	0.8%

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$5,165	$4,900		$1,340
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	—		2,386
Adjusted Net Income, commercial bank operating earnings (non-GAAP)	$5,165	$4,900		$3,726
Adjusted Earnings per share - basic (non-GAAP commercial bank operating earnings)	$0.28	$0.27		$0.21
Adjusted Earnings per share - diluted (non-GAAP commercial bank operating earnings)	$0.28	$0.26		$0.20

Adjusted Return on average assets (non-GAAP commercial bank operating earnings)	0.94%	0.90%		0.69%
Adjusted Return on average equity (non-GAAP commercial bank operating earnings)	8.61%	8.36%		6.77%
Adjusted Efficiency ratio (non-GAAP commercial bank operating earnings)	58.08%	58.62%		65.41%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$5,165	$4,900	$1,340
Provision for credit losses	200	—	—
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	—	2,386
Income tax expense (benefit)	1,225	1,463	836
Adjusted Pre-tax pre-provision income	$6,590	$6,363	$4,562
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.36	$0.35	$0.26
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.36	$0.34	$0.25

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.20%	1.16%	0.85%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	10.98%	10.85%	8.29%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2025			12/31/2024			3/31/2024
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,027,564	$12,885	5.02%	$1,050,985	$13,792	5.25%	$1,091,088	$13,561	4.97%
Commercial and industrial	324,023	6,369	7.86%	300,781	6,157	8.19%	228,147	4,361	7.65%
Commercial construction	165,111	2,969	7.19%	176,973	3,200	7.23%	152,535	2,752	7.22%
Consumer real estate	319,946	3,822	4.78%	327,164	4,012	4.91%	358,886	4,439	4.95%
Warehouse facilities	21,847	347	6.35%	13,010	224	6.89%	4,531	88	7.77%
Consumer nonresidential	8,102	161	7.95%	6,415	131	8.17%	5,700	113	7.96%
Total loans	1,866,593	26,553	5.69%	1,875,328	27,516	5.87%	1,840,887	25,314	5.50%

Investment securities (2)	198,776	1,041	2.09%	202,060	1,046	2.07%	215,020	1,143	2.12%
Interest-bearing deposits at other financial institutions	87,840	963	4.45%	62,117	719	4.60%	27,533	372	5.44%
Total interest-earning assets	2,153,209	$28,557	5.31%	2,139,505	$29,281	5.47%	2,083,440	$26,829	5.15%

Non-interest earning assets:
Cash and due from banks	11,138			8,938			5,946
Premises and equipment, net	849			875			976
Accrued interest and other assets	54,981			55,380			87,983
Allowance for credit losses	(18,195)			(18,819)			(18,882)
Total Assets	$2,201,982			$2,185,879			$2,159,463

Interest-bearing liabilities:
Interest checking	$617,141	$4,821	3.17%	$615,456	$5,310	3.43%	$499,923	$3,942	3.17%
Savings and money market	390,467	3,141	3.26%	378,847	3,313	3.48%	300,371	2,507	3.36%
Time deposits	256,389	2,680	4.24%	249,650	2,740	4.37%	300,873	3,208	4.29%
Wholesale deposits	249,888	2,150	3.49%	249,870	2,209	3.52%	305,392	2,884	3.80%
Total interest-bearing deposits	1,513,885	12,792	3.43%	1,493,823	13,572	3.61%	1,406,559	12,541	3.59%

Other borrowed funds	50,000	468	3.80%	55,429	542	3.88%	107,830	1,237	4.61%
Subordinated notes, net of issuance costs	18,699	245	5.32%	19,531	254	5.18%	19,624	257	5.28%
Total interest-bearing liabilities	1,582,584	$13,505	3.46%	1,568,783	$14,368	3.64%	1,534,013	$14,035	3.68%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	354,629			357,579			380,119
Other liabilities	24,744			25,362			25,288
Shareholders’ equity	240,022			234,155			220,043
Total Liabilities and Shareholders' Equity	$2,201,979			$2,185,879			$2,159,463
Net Interest Margin		$15,052	2.83%		$14,913	2.77%		$12,794	2.47%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.